Exhibit 8.2

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apaizes@applebyglobal.com
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China Hydroelectric Corporation	appleby ref:
420 Lexington Avenue	AGP/ 11579.005
Suite 806
New York
NY 10170

Dear Sirs	8 December 2009
China Hydroelectric Corporation (the “Company”)
This opinion as to Cayman Islands law is addressed to you in connection with the offer and sale by the Company of certain ordinary shares of the Company in the form of American Depositary Shares (collectively, the “Shares”) as described in the prospectus contained in the Company’s registration statement on Form F-1 (the “Registration Statement”) to be filed by the Company under the United States Securities Act 1933 with the United States Securities and Exchange Commission (the “Commission”).
For the purposes of this opinion we have examined and relied upon the documents listed, and in some cases defined, in the Schedule to this opinion (“Documents”) and all other relevant facts and circumstances impacting on Cayman Islands law. Unless otherwise defined herein, capitalised terms have the meanings assigned to them in the Registration Statement.
Assumptions
In stating our opinion we have assumed:
(a)	the authenticity, accuracy and completeness of all the Documents submitted to us and other documents examined by us as originals and the conformity to authentic original documents of all Documents submitted to us and other such documents examined by us as certified, conformed, notarised, faxed, scanned or photostatic copies; and
(b)	that each of the Documents and other such documents which was received by us by electronic means is complete, intact and in conformity with the transmission as sent; and

(c)	that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein;
Opinion
Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that:
1.	The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to the Company levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or brought within, the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double taxation treaties, save for a Double Taxation Arrangement with the United Kingdom which was signed on 16 June 2009 but which is not, as of the date hereof, in force. There are no exchange control regulations or currency restrictions in the Cayman Islands.
Reservations
We have the following reservations:
(a)	We express no opinion as to any law other than Cayman Islands law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except the Cayman Islands. This opinion is limited to Cayman Islands law as applied by the Courts of the Cayman Islands at the date hereof.

Disclosure
This opinion is rendered at the request of and solely for the benefit of the Company and its security holders in connection with the above matters. This opinion is neither to be transmitted to any other person, nor relied upon by any other person or for any other purpose nor quoted or referred to in any public document nor filed with any governmental agency or person, without our prior written consent, except as may be required by law or regulatory authority. Further, this opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable law or the existing facts or circumstances should change.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of this opinion (including discussion of this opinion) and reference to our firm name in the prospectus forming part of the Registration Statement under the caption “Taxation.”
Yours faithfully
Appleby

SCHEDULE
1.	The F1 Registration Statement as filed with the Securities and Exchange Commission on [...] December 2009 (the “Registration Statement”).

2.	Certified copies of (i) the Company’s Amended and Restated Memorandum of Association and Amended and Restated Articles of Association adopted by special resolution passed on 20 October 2009 for the Company (the “Memorandum and Articles of Association”); and (ii) certified copies of the Memorandum and Articles of Association of the Company which will become effective upon completion of the Company’s initial public offering and which were adopted by special resolution of the shareholders on 20 October 2009 (the “Post IPO Memorandum and Articles” and together with the Memorandum and Articles of Association, the “Constitutional Documents”);

3.	A Pdf. copy of an extract from the Minutes of the Meeting of the Shareholders dated 20 October 2009 (“Shareholders’ Resolutions”);

4.	A Certificate of Good Standing, dated 20 October 2009 issued by the Registrar of Companies in respect of the Company;

5.	A copy of the Register of Directors and Officers in respect of the Company; and

6.	A copy of the Register of Shareholders of the Company, a copy of the Register of Series A Preferred Shareholders of the Company, a copy of the Register of Series B Preferred Shareholders of the Company and a copy of the Register of Series C Preferred Shareholders of the Company (collectively, the “Register of Members”).